                                                                    Exhibit 11

                      COMPUTATION OF EARNINGS PER SHARE
                      THE STANLEY WORKS AND SUBSIDIARIES
          (dollars and shares in thousands except per share amounts)

                                                            Fiscal Year Ended
                                                 ---------------------------------------
                                                 December 28   December 30   December 31
                                                     1996         1995          1994
                                                 ---------------------------------------
    Weighted average shares outstanding             88,824        88,719         89,550
                                                   ========      ========      =========
    Net earnings                                   $96,927       $59,099       $125,296
                                                   ========      ========      =========
    Net earnings per share                           $1.09         $0.67          $1.40
                                                   ========      ========      =========
Primary:
    Weighted average shares outstanding             88,824        88,719         89,550
    Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price                     1,030         1,120          1,106
                                                   --------      --------      ---------
                                                    89,854        89,839         90,656
                                                   ========      ========      =========

    Net earnings per share                           $1.08         $0.66          $1.38
                                                   ========      ========      =========
 Fully Diluted:
    Weighted average shares outstanding             88,824        88,719         89,550
    Dilutive common stock equivalents -
      based on the treasury stock method
      using the quarter end market price
      if higher than average market price            1,049         1,202          1,114
                                                   --------      --------      ---------
                                                    89,873        89,921         90,664
                                                   ========      ========      =========
    Net earnings per share                           $1.08         $0.66          $1.38
                                                   ========      ========      =========

Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

       The weighted average number of shares for prior periods have been restated to give retroactive effect to the two-for-one stock split declared on April 17, 1996.